Exhibit 99.1

EXECUTION VERSION

IN RE PHI, INC., ET AL.

SETTLEMENT PLAN TERM SHEET

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE.

SUMMARY OF PRINCIPAL TERMS

This plan term sheet (the “Term Sheet”) sets forth the principal terms of a consensual restructuring (the “Transaction”) agreed to among the Consenting Mediation Parties1 with respect to the existing debt and other obligations of PHI, Inc.(“PHI”), and its affiliated companies that are debtors under chapter 11 of the Bankruptcy Code (collectively with PHI, the “Debtors”). The Term Sheet embodies the compromise of several contested matters described herein. The Transaction will be effected pursuant to a chapter 11 plan of reorganization (as may be amended, supplemented, or modified consistent with this Term Sheet, the “Consensual Plan”) to be proposed in the Debtors’ chapter 11 cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) in lieu of the existing First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code filed May 17, 2019 [Docket No. 495] (the “Existing Plan”).2

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

The below summarizes the treatment to be received on or as soon as practicable after the effective date of the Consensual Plan (the “Plan Effective Date”) by holders of claims against, and interests in, the Debtors pursuant to the Consensual Plan.

Administrative Claims Priority Tax Claims, and Other Priority Claims	Same as Existing Plan. Allowed Administrative Claims, Priority Tax Claims, and Other Priority Claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Other Secured Claims	Same as Existing Plan. Allowed Other Secured Claims will be unimpaired.

Thirty Two Claim	The Thirty Two Claim shall be an allowed secured claim in the amount of $132,250,000, which amount includes any and all accrued interest, fees (including, without limitation, professional fees), and/or expenses, in each case whether or not already paid in connection with any order of the Bankruptcy Court (the “Allowed Thirty Two Claim”).

[1]

The Consenting Mediation Parties consist of the following: the Debtors, the Official Committee of Unsecured Creditors of PHI, Inc. et al (acting in such capacity, the “Official Committee”), Thirty Two, LLC, and Delaware Trust Company, solely in its capacity as indenture trustee for the Debtors’ unsecured 5.25% senior notes.

[2]	Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Existing Plan.

EXECUTION VERSION

On the Plan Effective Date, the holder of the Thirty Two Claim will receive cash in the amount of the Allowed Thirty Two Claim in full satisfaction of the Thirty Two Claim.

Blue Torch Claim	The Blue Torch Claim, to the extent allowed, shall be refinanced or reinstated, and if not either refinanced or reinstated, then treated in a manner consistent with the Bankruptcy Code as agreed by the Debtors and the Official Committee.

GUC Claims	To ensure that the Consensual Plan meets the requirements of section 1129 of the Bankruptcy Code, the Debtors and the Official Committee shall jointly determine the appropriate classification for the Unsecured Notes Claims, Aircraft Lessor Claims, and General Unsecured Claims (collectively, the “GUC Claims”). Allowed GUC Claims shall receive their Pro Rata share of the New Common Stock Distribution (which will represent 100% of the New Common Stock subject to dilution only for (i) any rights offering, if any, and (ii) the MIP (as defined herein)).

Convenience Class	The Consensual Plan will include a convenience class for holders of GUC Claims as reasonably determined by the Debtors and the Official Committee.

Subordinated Clams	Same as Existing Plan. Subordinated Claims will not receive any distribution.

Existing PHI Interests	Same as Existing Plan. Existing PHI Interests will not receive any distribution.

General Comment Regarding Treatment	Each holder of an allowed claim or allowed interest, as applicable, shall receive under the Consensual Plan the treatment described herein in final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed claim or allowed interest.

EXECUTION VERSION

OTHER KEY TERMS OF THE PLAN

Conditions Precedent to Effectiveness	As a condition to the Plan Effective Date (among others):

•  There shall be (i) not more than $225 million of funded debt on the reorganized Debtors’ consolidated balance sheet, on terms reasonably acceptable to the Debtors and the Official Committee, inclusive of any reinstated debt (the “Effective Date Funded Debt”) and (ii) at least $75 million of unrestricted cash on the reorganized Debtors’ consolidated balance sheet projected as of the Plan Effective Date (after taking into account the Effective Date Funded Debt), which projected amount shall be reasonably determined in good faith by the Debtors’ Chief Restructuring Officer in his sole discretion fifteen (15) calendar days prior to the date scheduled for the confirmation hearing on the Consensual Plan (the “Minimum Cash”). To the extent the Debtors collect or, in the opinion of the Chief Restructuring Officer, are expected to collect, within 30 days following the Plan Effective Date, past-due accounts receivables and/or letters of credit associated therewith are released, which in either case result in additional unrestricted cash on the balance sheet (but after the Chief Restructuring Officer’s good faith projection as described above), then such amounts shall be included in the calculation of Minimum Cash.

•  The Debtors shall use their best efforts to procure $225 million of Effective Date Funded Debt as promptly as practicable after entry into this Term Sheet. By no later than July 3, 2019 (or as otherwise extended under this paragraph, the “Financing Deadline”), the Debtors shall have received proposals for financing. The Financing Deadline may be extended through July 12, 2019 upon written notice by either the Debtors or the Official Committee in their respective sole discretion. Upon the mutual consent of the Debtors and the Official Committee, which consent shall not be unreasonably withheld, delayed, or conditioned by either party, the Financing Deadline may be extended through July 26, 2019. On the Financing Deadline, the Debtors’ Chief Restructuring Officer shall make a good-faith determination, which shall be binding on both parties, on whether any financing proposal (i) has a reasonably high likelihood to close on or before the Effective Date, and (ii) shall be sufficient to fund the payment of the Allowed Thirty Two Claim on the Effective Date.

• The Allowed Thirty Two Claim shall receive payment in full, in cash, in the amount of the Allowed Thirty Two Claim in full satisfaction of the Allowed Thirty Two Claim as set forth herein.

• The Consensual Plan will contain the mutual releases described herein.

EXECUTION VERSION

Minimum Cash Backstop Commitment	Subject to entry of a backstop commitment agreement that is reasonably acceptable to the Debtors, the Commitment Parties, and the Official Committee (the “BCA”), which the parties agree to work in good faith to promptly negotiate and finalize on or before June 17, 2019 (the “Commitment Deadline”), certain unsecured creditors (any such creditors, the “Commitment Parties”) shall provide binding commitments for $75 million (the “Backstop Commitment”). Proceeds of the Backstop Commitment shall be applied only as follows: (i) first, to ensure satisfaction of the Minimum Cash threshold; and (ii) second, to satisfy the payment of the Allowed Thirty Two Claim if the Effective Date Funded Debt is insufficient to satisfy the payment of the Allowed Thirty Two Claim. The Debtors shall take all steps reasonably necessary to facilitate the provision of information to any unsecured creditors that would be Commitment Parties, including by entering into commercially reasonable non-disclosure agreements with such creditors substantially in the form negotiated between the Debtors and the ad hoc group of bondholders prior to the Petition Date (with a cleanse date of June 17, 2019) and promptly providing such restricted creditors with customary diligence materials. Parties interested in becoming a Commitment Party pursuant to the BCA shall contact Jon Walters at PJT Partners, Inc. Instructions and contact information shall be provided in a manner jointly determined by the Debtors and the Official Committee, including on the Official Committee’s website at https://www.donlinrecano.com/Clients/phi/Index.

EXECUTION VERSION

Commitment of the Parties	The Debtors agree to propose and use commercially reasonable efforts to pursue and consummate the Consensual Plan, and will not modify, supplement, or amend the Consensual Plan in a manner inconsistent with this Term Sheet (absent the consent of all other Consenting Mediation Parties), provided that this Term Sheet remains in effect.

The other Consenting Mediation Parties[3] agree to support the Consensual Plan and, if applicable, vote all claims they hold against the Debtors, or as to which they have voting authority, to accept the Consensual Plan by the deadlines set forth in the Disclosure Statement; provided that the Consensual Plan has not (without such Consenting Mediation Party’s consent) been amended, modified, or supplemented in a manner inconsistent with this Term Sheet and provided that this Term Sheet remains in effect; provided, further, that any such votes shall be immediately and automatically without further action of any Consenting Mediation Party revoked and deemed to be votes to reject in the event that the Consensual Plan has been amended, modified, or supplemented in a manner inconsistent with this Term Sheet (absent the consent of all other Consenting Mediation Parties) or this Term Sheet is no longer in effect.

The Official Committee agrees to submit a letter in support of the Consensual Plan (to be included in the solicitation packages); provided that the Consensual Plan has not been amended, modified, or supplemented in a manner inconsistent with this Term Sheet (absent the consent of all other Consenting Mediation Parties) and provided that this Term Sheet remains in effect.

Indenture Trustee Fees	The Consensual Plan will provide customary provisions addressing the payment in cash on the Plan Effective Date of all reasonable and documented fees and expenses of Delaware Trust Company, in its capacity as the indenture trustee for the 5.25% Senior Notes.

OTHER TERMS OF THE TRANSACTION

Corporate Governance	The terms and conditions of the new corporate governance documents of the reorganized Debtors (including the bylaws and certificates of incorporation or similar documents, among other governance documents), including with respect to the jurisdiction of the reorganized Debtors, shall be in form and substance reasonably acceptable to the Debtors and the Official Committee.

Structuring	The Transaction shall be structured in a manner determined by the Official Committee to achieve a tax efficient structure for the reorganized Debtors.

[3]	Other than Sikorsky in its individual capacity.

EXECUTION VERSION

Board of Directors	The initial directors of the New Board shall consist of seven (7) directors as set forth below:

•  Six (6) of the directors shall be selected by the Official Committee, provided, that two (2) of the six (6) directors shall be (i) independent directors with requisite industry experience, and (ii) selected by the Official Committee in consultation with Lance Bospflug, who shall have a veto right with respect to one (1) of such two (2) directors; and

• One (1) director shall be Lance Bospflug, who shall be named the reorganized Debtors’ chief executive officer upon the Effective Date.

Management Incentive Plan	Up to 10% of the New Common Stock shall be reserved for a management incentive plan (the “MIP”), with the form, terms, allocation, and vesting to be determined by the New Board; provided, that the Debtors shall promptly retain Harvey L. Benenson from Lyons, Benenson & Company, Inc. to assist the Official Committee in determining an initial percentage of the MIP (and no other terms and conditions), which will be identified in the plan supplement and will be allocated by the New Board within sixty (60) days following the Plan Effective Date.

Employment Agreement Discussions	The parties have agreed to modifications to the key employee incentive plan (the “KEIP”), which documentation shall be finalized on or before the date on which this Term Sheet is executed. The New Board and each KEIP participant will agree to negotiate an employment agreement within 60 days following the Plan Effective Date, taking into consideration the recommendations of Harvey Benenson with respect to market practices. If the parties are unable to reach an agreement, either party can terminate the employment relationship at the end of the 60 day period, and in that case, the applicable KEIP participant will receive 100% of their annual base salary as severance; provided, that the Debtors shall not change the base salary of any KEIP participant in effect as of March 28, 2019 without prior written consent from the Official Committee (which shall not be unreasonably withheld). The applicable KEIP participants will also receive that severance amount if the reorganized Debtors terminate his or her employment without cause prior to the execution of such employment agreements, but will not get any severance if he or she quits or is fired for cause. There will be a limited good reason concept relating to any reduction in base pay or relocation. The severance payment shall be subject to the execution of an effective release agreement and the employee agreeing not to compete with the reorganized Debtors for 90 days following termination, as well as a non-solicit (with respect to customers, vendors, lessors, and employees of the Debtors’ and their non-Debtor affiliates) for one year and non-disparagement and standard confidentiality.

EXECUTION VERSION

Releases & Exculpation	The Consensual Plan and Confirmation Order will contain customary mutual releases and exculpation provisions, including, without limitation, releases (to the fullest extent permitted by law) of all of the Debtors’ officers, directors, employees and advisors, as well as mutual releases by and among the Debtors, the Official Committee, Thirty Two, LLC, and Mr. Gonsoulin (as defined below). In addition, each member of the Committee (other than Delaware Trust, in its capacity as indenture trustee) shall agree not to exercise its right to “opt-out” of the third party releases set forth in the Consensual Plan; provided, that any such agreement to be bound and not to “opt-out” shall be immediately and automatically without further action of any Consenting Mediation Party revoked and changed to be “opt-out” in the event that the Consensual Plan has been amended, modified, or supplemented in a manner inconsistent with this Term Sheet (absent the consent of all other Consenting Mediation Parties) or this Term Sheet is no longer in effect.

For the avoidance of doubt and without limitation, as part of the mutual releases to be included in the Consensual Plan,

•  Mr. Al A. Gonsoulin (“Mr. Gonsoulin”), Thirty Two, LLC, and each of their respective members and/or affiliates shall release, in any and all of their capacities as it relates to the Debtors or the non-Debtor affiliates, including, without limitation, as employee, director, officer, creditor, and/or stockholder, all claims, rights, and entitlements under contract, law, equity, or otherwise, they may have against the Debtors, the non-Debtor affiliates, reorganized Debtors, Official Committee, and any of such parties’ respective members and/or affiliates in their capacities as such (and such parties’ respective directors, officers, and employees).

•  The Official Committee, the Debtors, the non-Debtor affiliates and reorganized Debtors and their respective members and/or affiliates shall release all claims, rights, and entitlements under contract, law, equity, or otherwise, they may have against Mr. Gonsoulin or Thirty Two, LLC and any and all affiliates thereof, in any and all of his and their capacities as it relates to the Debtors, the non-Debtor affiliates, the reorganized Debtors and the Official Committee including, without limitation, as employee, director, officer, creditor, and/or stockholder (and such parties’ respective directors, officers, and employees).

Cash Collateral Order	The final order approving the use of cash collateral (the “Final Cash Collateral Order”) shall be modified in a manner (i) consistent with this Term Sheet, including, without limitation, with respect to any (a) interest, fees (including, without, limitation, professional fees) or expenses asserted by Thirty Two, LLC (which interest, fees (including, without limitation, professional fees), or expenses, whether or not already paid in connection with any order of the Bankruptcy Court, are included as part of the Allowed Thirty Two Claim) and (b) releases for Thirty Two, LLC or Mr. Gonsoulin or any affiliates thereof (which releases, for the avoidance of doubt, shall only be included in the Consensual Plan as set forth herein), and (ii) otherwise reasonably acceptable to the Official Committee, the Debtors and Thirty Two, LLC.

The Official Committee’s Challenge Period under the Final Cash Collateral Order shall automatically toll for the period during which this Term Sheet is in effect through the date that this Term Sheet or the Transaction is terminated, which tolling shall survive any termination of this Term Sheet.

EXECUTION VERSION

Exclusivity	The Debtors’ exclusive periods under section 1121 of the Bankruptcy Code shall automatically toll for the period during which this Term Sheet is in effect through the date that this Term Sheet or the Transaction is terminated, which tolling shall survive any termination of this Term Sheet.

Definitive Documents and Consent Rights

All definitive documents and related pleadings (including the Consensual Plan, disclosure statement, confirmation order, and plan supplement documents) shall be consistent with this Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Official Committee.

The Official Committee shall have consent rights with respect to any conditions precedent related to the confirmation and consummation of the Consensual Plan (including, without limitation any waivers or modifications thereof, any supplement, modification, or amendment to the Consensual Plan, and any withdrawal of the Consensual Plan other than through the exercise of a fiduciary out (as required by applicable law)).

Unexpired Leases and Executory Contract	The Debtors will determine which Unexpired Leases and Executory contracts to reject, assume, or assume as modified, with consent of the Official Committee (which such consent is not to be unreasonably withheld).

Governing Law	Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code) or unless otherwise specifically stated (including with respect to Texas Rule of Civil Procedure 11), the laws of the State of New York, without giving effect to the principles of conflict of laws that would require or permit the application of the law of another jurisdiction, shall govern the rights, obligations, construction, and implementation of the Consensual Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control). Any disputes relating to this Term Sheet (including whether a breach has occurred or whether this Term Sheet, and the obligations hereunder, shall be terminated) shall be first presented and noticed to the mediator, Judge Jones, in writing (with copies provided to all the Consenting Mediation Parties), and, if not resolved within twenty (20) days of such notice, or if Judge Jones declines to determine the issue, such dispute shall be decided by the Bankruptcy Court; provided, however, if such dispute is submitted to Judge Jones, then the Debtors’ exclusive periods shall be extended by the number of days from such submission through the date that Judge Jones resolves or otherwise terminates his involvement in the resolution of such dispute.

EXECUTION VERSION

OTHER SETTLEMENT PROVISIONS

Outside Closing Date

The Consenting Mediation Parties agree that, unless otherwise waived in writing by each of the Consenting Mediation Parties, failure to close the Transaction by September 30, 2019 (which can be extended by mutual agreement and shall be automatically extended to the extent the Plan Effective Date has not occurred solely as result of a delay in obtaining necessary governmental approvals) shall result in immediate termination of the Transaction and this Term Sheet. Notwithstanding the foregoing, the Consenting Mediation Parties intend to work cooperatively toward the following dates:

	Milestone	Date
	File Amended Disclosure Statement and Consensual Plan	June 12, 2019
	Backstop Commitment Deadline	June 17, 2019
	Disclosure Statement Hearing	June 18, 2019
	Financing Deadline	July 3, 2019
	Potential Extended Financing Deadline	July 12, 2019
	Targeted Balloting Deadline	July 19, 2019
	Consensual Plan Supplement Deadline	July 23, 2019
	Confirmation Hearing on Consensual Plan	July 30, 2019
	Consensual Plan Effective Date	August 31, 2019

Mr. Gonsoulin Cooperation

Mr. Gonsoulin (i) shall support the Transaction, act in good faith, and take any action reasonably requested by the Debtors and the Official Committee to effectuate the Transaction in a timely manner and (ii) shall not (a) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Consensual Plan, (b) propose, file, support, or vote for any restructuring for the Debtors other than the Consensual Plan, (c) take any action to encourage any other person or entity to take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Term Sheet, or (d) take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, consummation, or implementation of the Transaction or the Consensual Plan.

Mr. Gonsoulin shall enter into a three year (or such shorter time to the extent required by applicable law) non-solicit (with respect to customers, vendors, lessors, and employees of the Debtors and their non-Debtor affiliates) and non-disparagement agreement with the Debtors and/or reorganized Debtors, as applicable (the “Non-Solicit and Non-Disparagement Agreement”) on customary, industry standard, terms reasonably acceptable to Mr. Gonsoulin, the Official Committee, and the Debtors or the Reorganized Debtors, as applicable.

Mr. Gonsoulin Retirement

As of the Plan Effective Date, Mr. Gonsoulin shall retire as the chief executive officer and chairman of the board. If requested by the New Board or the reorganized Debtors’ Chief Executive Officer, Mr. Gonsoulin agrees to respond to reasonable inquiries and otherwise reasonably assist the reorganized Debtors on a limited basis. Mr. Gonsoulin may use his current office, located in Sugar Land, Texas, through December 31, 2019 and may use his existing assistant as reasonably necessary; provided, that, any such use of his current office and existing assistant is consistent with this Term Sheet and the Non-Solicit and Non-Disparagement Agreement. The Debtors or the reorganized Debtors, as applicable, will pay for the cost of maintaining Mr. Gonsoulin’s current company-provided medical coverage for Mr. Gonsoulin and his spouse through December 31, 2019.

No other payments or distributions are required to be made to Mr. Gonsoulin or any other party in connection with Mr. Gonsoulin’s retirement.

EXECUTION VERSION

Houlihan Lokey Fees

Within five (5) business days following the filing of this Term Sheet with the Bankruptcy Court, the Official Committee shall file a motion to abate its appeal of the order approving Houlihan Lokey’s retention (the “Houlihan Order”) (holding all deadlines in stasis) until the Plan Effective Date of the Consensual Plan. On the Plan Effective Date, the Official Committee will dismiss with prejudice its appeal of the Houlihan Order.

Provided (i) the Consensual Plan goes effective, (ii) the Official Committee, its members (other than Delaware Trust, in its capacity as indenture trustee), and any Commitment Parties (other than Thirty Two LLC, if applicable) support Houlihan Lokey’s final fee application and payment of its Recapitalization Fee thereunder, and (iii) Delaware Trust, in its capacity as indenture trustee, does not object to Houlihan Lokey’s final fee application and payment of its Recapitalization Fee thereunder, then (iv) Houlihan Lokey will waive any right it has to increase its Recapitalization Transaction Fee by 15% as set forth in the Houlihan Lokey Engagement Agreement.

The Official Committee has requested that Houlihan Lokey not serve as the Debtors’ agent in procuring a Financing Transaction under the Houlihan Lokey Engagement Agreement (including, without limitation, any Effective Date Funded Debt or Rights Offering) and Houlihan Lokey has agreed not to procure such Financing Transaction and to a carve out from its exclusive agency under paragraph 2 of the Houlihan Lokey Engagement Agreement to relieve the Debtors of such exclusivity obligation with respect to a Financing Transaction. Consequently, Houlihan Lokey shall not receive a Financing Transaction Fee; provided, however, if for any reason the Debtors and the Official Committee jointly request in writing that Houlihan Lokey assist with respect to any such Financing Transaction, and clearly indicate in such writing that they jointly intend for Houlihan Lokey to earn a Financing Transaction Fee, Houlihan Lokey shall be compensated as set forth in the Houlihan Lokey Engagement Agreement or as otherwise agreed to among the Debtors, Houlihan Lokey, and the Official Committee.

Hearing Dates

The following matter, currently scheduled to be heard on June 5, 2019, shall be continued to June 18, 2019, whereby the Debtors shall seek approval of an agreed-upon amended Disclosure Statement for solicitation of the Consensual Plan:

•  Motion of the Debtors for Entry of an Order (I) Approving Disclosure Statement, (II) Determining Dates, Procedures, and Forms Applicable to Solicitation Procedures, (III) Establishing Vote Tabulation Procedures, (IV) Approving Rights Offering Procedures and Related Form, (V) Approving New Equity Cash-Out Procedures and Related Form, (VI) Approving New Equity Cash-Out Procedures and Related Form, and (VII) Establishing Objection Deadline and Scheduling Plan Confirmation Hearing [Docket. No. 506]

EXECUTION VERSION

The following matters, currently scheduled to be heard on June 5, 2019, shall be continued to the date of the confirmation hearing, and the related objection deadlines shall be tolled accordingly; provided that following confirmation of the Consensual Plan and prior to the Plan Effective Date, the below matters shall be withdrawn with prejudice by the Official Committee:

•  Motion of the Official Committee of Unsecured Creditors for Leave, Standing and Authority to Prosecute Claims on Behalf of the Debtors’ Estates and for Related Relief [Docket No. 368]

•  Motion of the Official Committee of Unsecured Creditors to Terminate the Debtors’ Exclusivity [Docket. No. 448]

Indenture Trustee	Following execution and delivery by the parties of this Term Sheet, the Indenture Trustee shall file a notice of withdrawal, without prejudice, its Joinder of Delaware Trust Company, as Indenture Trustee for the Senior Notes, to the Motion of the Official Committee of Unsecured Creditors to Terminate the Debtors’ Exclusivity [Docket No. 577], and shall reasonably cooperate with the Debtors to seek approval from chambers to remove such pleading from the docket.

Texas Rule of Civil Procedure 11	The terms herein are binding, and this agreement shall be enforceable pursuant to Texas Rule of Civil Procedure 11, and this Term Sheet shall be filed with the Bankruptcy Court.

EXECUTION VERSION

Agreed and Accepted on this 5th day of June, 2019, by:

PHI, Inc. on behalf of itself and its affiliated Debtors and Debtors in Possession		Thirty Two, LLC

By:	/s/ Lance F. Bospflug	By:	/s/ Al A. Gonsoulin
Name: Lance F. Bospflug		Name: Al A. Gonsoulin
Title: President and COO		Title: Member

The Official Committee of Unsecured Creditors of PHI, Inc. et al. by its Co-Chairs Delaware Trust Company		Houlihan Lokey Capital, Inc.

By:	/s/ Michelle Dreyer	By:	/s/ Matthew R. Niemann
Name: Michelle Dreyer		Name: Matthew R. Niemann
Title: Co-Chair		Title: Managing Director

-and- Q5-R5 Trading, Ltd.		Mr. Al A. Gonsoulin
By:	Q Global Capital Management, L.P., as Investment Manager	By:	/s/ Al A. Gonsoulin
By:	Q Global Advisors, LLC, its General Partner	Name: Al A. Gonsoulin
Title:

By:	/s/ Scott McCarty
Name: Scott McCarty
Title: Asst Secretary, Co-Chair of Committee